AMENDMENT TO
SPECIAL EMPLOYMENT AGREEMENT
FOR DAVID A. BROWN

This agreement by and between CSX Transportation, Inc., a Virginia corporation (the “Company”), and David A. Brown (the “Executive”) is entered into this 5th  day of May, 2011 (the “Amendment”).

WHEREAS, the Company and Executive originally entered into a Special Employment Agreement as of May 15, 2006;

WHEREAS, the Company and Executive entered into a restatement of the Special Employment Agreement, effective as of the 1st day of January, 2010 (the “Agreement”); and

WHEREAS, the Company and the Executive have agreed to amend the “Severance” provision of the Agreement so that the amount of severance is reduced from two times base salary to one times base salary, to ensure that the “Pension Credit” provisions survive if the Agreement is discontinued prior to Executive’s termination of employment, and to make several minor additional changes;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Section 5 (a)(i) is amended to read as follows:

(i). Severance.  If a termination described in Section 5(a) occurs within two (2) years of the original Employment Date, the Company shall pay the Executive a lump sum cash severance payment within thirty (30) days after the date that the Release becomes effective and irrevocable (the “Release Effective Date”), equal to two times the sum of (1) the Executive’s Base Salary on the Date of Termination and (2) the higher of (A) the highest actual annual bonus paid to the Executive in the three years prior to such termination and (B) the Executive’s target Annual Bonus.  If a termination described in Section 5(a) occurs two (2) or more years after the original Employment Date, the Company shall pay the Executive a lump sum cash severance payment, within thirty (30) days after the Release Effective Date, equal to the Executive’s Base Salary on the Date of Termination.  At the time of any termination described in Section 5(a), to the extent any of the Restricted Stock has not vested, such shares will vest immediately on the Release Effective Date.

2.  Section 5(a)(ii) is amended by revising the second sentence to read as follows:

To offset the lost benefits of such credited service in connection with Executive’s leaving the employ of the Prior Employer and commencing employment with the Company, the Company will provide the Executive with a non-qualified pension benefit based on the traditional formula under the CSX Pension Plan taking into account Executive’s credited service with the Prior Employer, as described herein.

3 .  Section  5(a)(ii) is further revised by adding the following sentence at the end thereof:

The benefit provided under this subsection 5(a)(ii) shall survive a termination of this Agreement prior to the termination of Executive’s employment for any reason contemplated hereunder.

4.  Section 6 is amended by replacing the “May 15, 2006” date with “March 1, 2011”.

IN WITNESS WHEREOF, Executive has executed this Amendment and, pursuant to due authorization, the Company has caused it to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ David A. Brown
David A. Brown

CSX TRANSPORTATION, INC.
By /s/ Lisa A. Mancini
      Lisa A. Mancini